EXHIBIT 5.1

ASM International N.V. Jan van Eijcklaan 10 3723 BC BILTHOVEN The Netherlands

Maurits van den Wall Bake

advocaat

Advocaten en notarissen

Strawinskylaan 2001

P.O. Box 75640

1070 AP Amsterdam

The Netherlands

T +31 20 546 01 21

F +31 20 546 08 13

maurits.vandenwallbake@stibbe.com

www.stibbe.com

Date

17 June 2005

Form F-3 Registration Statement

Dear Sirs,

1.	We are providing you this opinion exhibit 5.1 to the Form F-3 Registration Statement (the “Registration Statement”) as filed with the Securities and Exchange Commission on 17 June 2005 under the Securities Act of 1933, as amended, by ASM International N.V., a public limited company organized under the laws of the Netherlands (the “Company”).

Terms defined in the Indenture (as defined in paragraph 2(b) below) have the same meaning in this opinion unless otherwise defined herein or unless the context otherwise requires.

2.	For the purpose of this opinion, we have examined and relied upon photocopies or facsimile copies or originals or copies received by electronic means of the following documents:

(a)	the Registration Statement;

(b)	the Indenture dated as of 6 December 2004 (the “Indenture”), executed by the Company and Citibank, N.A. (the “Trustee”);

(c)	the deed of incorporation of the Company dated 4 March 1968 and its articles of association (statuten) as amended on 31 October 2001, which according to the extract from the Trade Register referred to in paragraph 2(d) below are the articles of association of the Company as currently in force;

(d)	an extract from the Trade Register of the Chamber of Commerce and Industry in Utrecht in respect of the Company dated the date hereof;

(e)	a resolution of the Management Board of the Company dated 1 December 2004 authorizing, inter alia, the offering and sale of the Notes and the issuance of the Common Shares to be issued upon conversion of the Notes and the entering into, inter alia, the Indenture by the Company;

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

(f)	a resolution of the Supervisory Board of the Company dated 1 December 2004 approving the resolutions of the Management Board of the Company referred to under paragraph 2(e) above;

(g)	the minutes of the extraordinary general meeting of shareholders of the Company that was held on 21 December 2004, in which meeting the shareholders resolved, inter alia, to authorize the Management Board to grant rights of issuance of Common Shares and to exclude pre-emptive rights relating to such shares in connection with the conversion of any of the Notes into Common Shares;

and such other documents as we have deemed appropriate to enable us to issue this opinion.

3.	In rendering this opinion we have assumed:

(i)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or facsimile copies or copies transmitted by electronic means;

(ii)	(i) the power, capacity and authority of all parties thereto other than the Company to enter into and execute the Indenture and to issue the Notes; (ii) that the Indenture and the Notes have been duly authorized by each of the parties thereto other than the Company; and (iii) that the Indenture and the Notes have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto, in accordance with its terms under all applicable laws, including the laws of the State of New York, by which the Indenture and the Notes are expressed or held to be governed other than the laws of the Netherlands;

(iii)	that the choice of the laws of the State of New York to govern the Indenture and the Notes is valid under such laws and under the laws of any other applicable jurisdiction other than the Netherlands and will be recognised and given effect to by the courts in and of the State of New York and the courts of such other jurisdictions other than the Netherlands;

(iv)	that the Indenture and the Notes constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, under all applicable laws (other than the laws of the Netherlands), including the laws of the State of New York, by which the Indenture and the Notes are expressed to be governed;

(v)	that any and all authorisations and consents of, or filings with, or notifications to, any public authority or other relevant body or person in or of any jurisdiction other than the Netherlands which may be required in respect of the offering of the Notes or the execution or performance of the Indenture have been or will be obtained or made, as the case may be;

(vi)	that as at the date hereof the extract received from the Trade Register referred to under paragraph 2(d) above is accurate and complete and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(vii)	that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surséance van betaling verleend) or dissolved (ontbonden); although not constituting conclusive evidence, this assumption is supported by the contents of the extract from the Trade Register referred to in paragraph 2(d) above and by enquiries made by telephone on the date hereof with the office of the bankruptcy clerk (faillissementsgriffie) of the district court (rechtbank) at Utrecht, which did not reveal any information which would render this assumption to be untrue;

(viii)	that none of the insolvency procedures listed in respectively Annex A and Annex B to Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Procedures has been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands;

(ix)	that, to the extent that any of the provisions of the Indenture would constitute an irrevocable power of attorney granted by any party thereto within the meaning of section 3:74 of the Netherlands Civil Code, such power of attorney aims at the performance of a legal act (strekt tot het verrichten van een rechtshandeling) in the interests of the proxy or a third party;

(x)	that the resolutions referred to under paragraphs 2(e), 2(f) and 2(g) above have not been revoked or rescinded and are in full force and effect as at the date hereof;

(xi)	that none of the proceeds of the offering and sale of the Notes have been or will be used for the purpose of financing the acquisition of any shares in the capital of the Company within the meaning of section 2:98c of the Netherlands Civil Code;

(xii)	that when executing the Indenture and offering, sale and issuance of the Notes, there was no conflict of interest between the Company and one or more of its managing directors within the meaning of section 2:146 of the Netherlands Civil Code;

(xiii)	that the entering into the Indenture by the Company is in furtherance of its corporate objects (doelomschrijving) as meant in section 2:7 of the Dutch Civil Code;

(xiv)	that the Notes are currently listed and will remain listed on the Euronext Amsterdam stock exchange;

(xv)	that so long as any Notes are outstanding the Company shall at all times ensure that its unissued authorized share capital is such that it can issue the requisite number of Common Shares upon conversion of the Notes; and

(xvi)	that, to the extent applicable, the Company has complied and shall continue to comply (a) with reporting requirements to the Dutch Central Bank under the Act on Financial Foreign Relations (Wet financiële betrekkingen buitenland) of 25 March 1994 and the rules promulgated thereunder, (b) with reporting requirements to the Dutch Securities Board (Autoriteit Financiële Markten) pursuant to the Major Holdings in Listed Companies Disclosure Act 1996 (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) (although non-compliance with such reporting requirements would not affect the enforceability of the obligations of the Company under the Agreements), (c) with all filing requirements in the Netherlands pursuant to the Trade Register Act (Handelsregisterwet), and (d) with reporting and filing requirements pursuant to the Act on the Supervision of Securities Trade 1995 (Wet toezicht effectenverkeer) and the Euronext Amsterdam Listing Rules.

4.	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands published in printed form as at the date of this opinion letter. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organization, including any EU law provisions having direct effect. We express no opinion about matters of taxation.

5.	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, having regard to such legal considerations of Netherlands law as we deem relevant to enable us to give this opinion, we are as at the date hereof of the following opinion:

(i)	the Company has been duly organized and is validly existing under the laws of the Netherlands as a public limited liability company (naamloze vennootschap);

(ii)	the Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Indenture and the Notes;

(iii)	the Indenture and the Notes have been duly authorized, and the Indenture has been validly executed by the Company; the Indenture constitutes and, when executed and authenticated in accordance with the provisions of the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

(iv)	the Common Shares to be issued upon conversion of the Notes have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable and do currently not and, subject to assumption 3(xv) above, will not require any further action by the shareholders of the Company.

6.	The opinions expressed above are subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations or warranties given by the Company under or by virtue of the Indenture or the Notes, save if and insofar as the matters represented or warranted are the subject matter of specific opinions in this opinion letter;

(b)	the opinions expressed above are limited by any applicable fraudulent conveyance, bankruptcy (faillissement), suspension of payments (surséance van betaling), insolvency, moratorium, reorganization, liquidation, suretyship or similar laws affecting the enforceability of rights of creditors generally (including rights of set off) in any applicable jurisdiction, including but not limited to section 3:45 of the Netherlands Civil Code and section 42 of the Netherlands Bankruptcy Code concerning fraudulent conveyance;

(c)	the opinions expressed above are further subject to the effect of general principles of equity including (without limitation) the concepts of materiality, reasonableness and fairness (redelijkheid en billijkheid as known under the laws of the Netherlands), imprévision, misrepresentation, good faith and fair dealing and subject to the concepts of error (dwaling) and fraud (bedrog);

(d)	when applying the laws of another jurisdiction, expressed in an agreement to be the governing law of that agreement, the courts of the Netherlands (assuming they have jurisdiction over the matter):

–	may give effect to the mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and to the extent that under the laws of the latter jurisdiction, those rules must be applied irrespective of the chosen law;

–	will apply the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the relevant agreement;

–	may refuse to apply the laws of another jurisdiction if such application is manifestly incompatible with public policy of the Netherlands; and

–	shall have regard to the law of the jurisdiction where the performance takes or is to take place in relation to the manner or performance and the steps to be taken in the event of defective performance;

(f)	under the laws of the Netherlands a power of attorney (volmacht) or mandate (lastgeving) will no longer be valid or enforceable as a matter of law upon the grantor of the power of attorney or the mandate being declared bankrupt or being granted suspension of payments (surséance van betaling); insofar as the appointment of a process agent to accept service of legal process on behalf of the Company constitutes a power of attorney or mandate, and insofar as certain other provisions of the Indenture expressly or implicitly provide for or constitute powers of attorney or mandates, the validity of the same is similarly qualified;

(g)	service of process of any proceedings before the courts of, and enforcement of judgements in, the Netherlands must be performed in accordance with applicable Netherlands rules of civil procedure;

(h)	under the laws of the Netherlands the remedy of specific performance is not generally available;

(i)	a judgment which is enforceable by execution in the United States of America and has been obtained against the Company in relation to the Indenture or the Notes in a court of the United States of America will not be enforceable in the Netherlands without re-litigation in the absence of a treaty between the Netherlands and United States of America with respect to the mutual recognition and enforcement of civil judgments. However, under current practice, the courts of the Netherlands may be expected to render a judgment in accordance with the judgment of the relevant foreign court, provided that such judgment has not been rendered in violation of elementary principles of fair trial and is not contrary to the public policy of the Netherlands and further provided that such judgment is a final judgment and has been rendered by a court which has established its jurisdiction vis-à-vis the Company on the basis of a valid submission by the Company to the jurisdiction of such court; we must reserve our opinion as to whether this practice extends to default judgments as well; we note that the Indenture does not contain a submission by the company to the jurisdiction of any court in the United States of America;

(j)	the concepts of “trust” and “delivery of documents” as known under United States or New York law are not known as such under the laws of the Netherlands; and

(k)	the Company will have to comply with requirements pursuant to the Euronext Amsterdam Listing Rules.

7.	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and will be brought before a court in the Netherlands.

8.	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purposes of the Registration Statement only and may not be disclosed or quoted to or relied upon by any other person other than yourself, or be used for any other purpose, without our prior written consent in each instance. We consent to the filing of this opinion as exhibit 5.1 to the Registration Statement with the Securities and Exchange Commission and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Yours faithfully,

Stibbe N.V.

/s/ J.M. van den Wall Bake	/s/ J. Willeumier